Exhibit 99.1

WHEELER WILL LIKELY ISSUE UNREGISTERED COMMON
STOCK TO SETTLE DECEMBER REDEMPTION REQUESTS

VIRGINIA BEACH, VA - November 27, 2023 - Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”) announced today that, based on continued significant declines in the Company’s Common Stock price and the volume of shares of Series D Preferred Stock already tendered for redemption on December 5, 2023 (the “December Redemption Date”), it is unlikely to have a sufficient number of registered shares of Common Stock to settle those redemption requests on the December Redemption Date and will instead likely issue unregistered shares of Common Stock.

Accordingly, all redemption requests for the December Redemption Date will likely be settled with unregistered shares of Common Stock. The Company plans to register those unregistered shares at a future date.
Stockholders with any questions are encouraged to contact Investor Relations by telephone at (757) 627-9088 or by e-mail at investorrelations@whlr.us.

Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements are not historical and are typically identified by such words as “may,” “will,” “predict”, and include statements about the potential trading price and registration status of the Common Stock. Forward-looking statements are based upon the Company’s present expectations but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the SEC. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.